Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-282149) and Forms S-8 (Nos. 333-289357; 333-238962; 333-169698; 333-105483; and 333-97049) of Everest Group, Ltd. of our report dated February 28, 2024, except for the changes in segment presentation discussed in Note 7 (not presented herein) to the consolidated financial statements appearing under Item 15 of the Company’s 2025 Annual Report on Form 10-K, as to which the date is February 27, 2025, relating to the financial statements and financial statement schedules, which appears in Everest Group, Ltd.'s Current Report on Form 8-K dated June 3, 2026.
/s/ PricewaterhouseCoopers LLP
New York, NY
June 3, 2026